Exhibit 99.2
For Immediate News Release
April 27, 2022

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2022 OPERATING RESULTS AND
SECOND QUARTER AND FULL YEAR 2022 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended March 31, 2022 was $262,044,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) for the three months ended March 31, 2022 of 83.3% to $1.87 from $1.02 for the prior year period, primarily attributable to an increase in gain on sale of real estate and an increase in Same Store Residential NOI, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended March 31, 2022 increased 15.5% to $2.24 from $1.94 for the prior year period. Core FFO per share (as defined in this release) for the three months ended March 31, 2022 increased 15.9% to $2.26 from $1.95 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2022 to its results for the prior year period:

Q1 2022 Results Compared to Q1 2021
	Per Share (1)
	EPS	FFO	Core FFO
Q1 2021 per share reported results	$1.02	$1.94	$1.95
Same Store Residential NOI (2)	0.25	0.25	0.25
Development and Other Stabilized Residential NOI	0.18	0.18	0.18
Commercial NOI	0.02	0.02	0.02
Overhead and other	(0.03)	(0.03)	(0.04)
Capital markets and transaction activity	(0.10)	(0.10)	(0.10)
Income taxes	(0.02)	(0.02)	—
Gain on sale of real estate and depreciation expense	0.55	—	—
Q1 2022 per share reported results	$1.87	$2.24	$2.26

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 11, table 3.
(2) Consists of increases of $0.30 in revenue and $0.05 in operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2022 to its February 2022 outlook:

Q1 2022 Results Compared to February 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - February 2022 outlook (1)	$1.79	$2.17	$2.20
Same Store Residential NOI (2)	0.06	0.06	0.06
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Commercial NOI	0.01	0.01	0.01
Overhead and other	(0.01)	(0.01)	(0.01)
Capital markets and transaction activity	0.01	0.01	(0.01)
Income taxes	(0.01)	(0.01)	—
Gain on sale of real estate and depreciation expense	0.01	—	—
Q1 2022 per share reported results	$1.87	$2.24	$2.26

(1) The mid-point of the Company's February 2022 outlook.
(2) Consists of an increase of $0.05 in revenue and a decrease of $0.01 in operating expenses.

Same Store Operating Results for the Three Months Ended March 31, 2022 Compared to the Prior Year Period

Same Store total revenue increased $43,646,000, or 8.7%, to $546,839,000. Residential revenue increased $42,333,000, or 8.5%, to $540,733,000, which includes a favorable reduction of uncollectible lease revenue of $4,927,000. Same Store Residential rental revenue increased 8.5%, as detailed in the following table:
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Same Store Residential Rental Revenue Change
Q1 2022 Compared to Q1 2021
Residential rental revenue
Lease rates	4.8%
Concessions and other discounts	1.3%
Economic occupancy	0.8%
Other rental revenue	0.6%
Uncollectible lease revenue (1)	1.0%
Total Residential rental revenue	8.5%

(1) Uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 2.04% in Q1 2022 from 3.15% in the prior year period.

Same Store Residential operating expenses increased $7,649,000, or 4.7%, to $169,614,000 and Same Store Residential NOI increased $34,684,000, or 10.3%, to $371,119,000.

The following table presents percentage changes in Same Store Residential rental revenue, Residential operating expenses and Residential NOI for the three months ended March 31, 2022 compared to the three months ended March 31, 2021:

Q1 2022 Compared to Q1 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q1 2022 NOI	Rental Revenue cash basis (3)

			NOI
New England	9.1%	6.6%	10.6%	14.1%	12.3%
Metro NY/NJ	8.4%	7.1%	9.0%	21.1%	11.1%
Mid-Atlantic	4.9%	4.2%	5.3%	15.0%	6.2%
Southeast FL	25.3%	1.4%	42.8%	1.6%	24.8%
Denver, CO	11.7%	(2.8)%	17.6%	1.3%	10.2%
Pacific NW	11.9%	(0.5)%	18.2%	6.2%	13.3%
N. California	3.8%	2.7%	4.2%	18.3%	5.4%
S. California	12.6%	5.2%	16.2%	22.4%	11.6%
Total	8.5%	4.7%	10.3%	100.0%	9.9%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 6, Residential Operating Expenses ("Opex"), for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Collections Update

The following table provides an update for Same Store Residential revenue collections for Q2 2020 through Q1 2022 as of each respective period end, as well as through April 26, 2022 for the periods presented. Collected Residential revenue is the portion of apartment base rent charged to residents and other rentable items, such as parking and storage rent, along with pet and other fees in accordance with residential leases, that has been collected, ("Collected Residential Revenue"), and excludes transactional and other fees. Collections also include rent relief payments, of which $11,946,000 was received during the three months ended March 31, 2022.

Same Store Collections (1)
	Collected Residential Revenue
	At quarter end (2)	At April 26, 2022 (3)(4)
Q2 - Q4 2020	95.1%	98.4%
Q1 - Q4 2021	95.3%	99.0%
Q1 2022	94.9%	96.5%

(1) Same Store communities' Residential collections presented in this table exclude Commercial revenue, which was 1.0% of the Company's 2021 Same Store total revenue.
(2) The average quarter end percentage of Collected Residential Revenue for each period.
(3) The percentage of Collected Residential Revenue as of April 26, 2022.
(4) Collected Residential Revenue for April 2022 at April 26, 2022 was 92.1%, which is 94.5% of the AVB Residential Benchmark.

For further discussion of collection rates and limitations on use of this data, see "Same Store Collections," in Attachment 11.

Development Activity

During the three months ended March 31, 2022, the Company completed the development of two consolidated apartment communities:

•Avalon Foundry Row, located in Owings Mills, MD; and
•Avalon Woburn, located in Woburn, MA.

These communities contain an aggregate of 787 apartment homes and were constructed for a Total Capital Cost of $218,000,000.

During the three months ended March 31, 2022, the Company started the construction of Avalon Governor's Park, located in Denver, CO, which will contain 304 apartment homes when completed and will be developed for an estimated Total Capital Cost of $135,000,000.

Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

At March 31, 2022, the Company had 16 consolidated Development communities under construction that are expected to contain 4,903 apartment homes and 39,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,057,000,000.

At March 31, 2022, the Company had two Unconsolidated Development communities under construction that in the aggregate are expected to contain 803 apartment homes and 56,000 square feet of commercial space.

During the three months ended March 31, 2022, the Company acquired land for the future development of apartment communities for an aggregate investment of $72,480,000.

The projected Total Capital Cost of Development Rights at March 31, 2022 was $4.0 billion.

Acquisition Activity

As disclosed in the Company's fourth quarter 2021 earnings release dated February 2, 2022, during the three months ended March 31, 2022, the Company acquired Avalon Flatirons, a wholly-owned operating community, located in Lafayette, CO, containing 207 apartment homes and 16,000 square feet of commercial space, for a purchase price of $95,000,000.

Disposition Activity

During the three months ended March 31, 2022, the Company sold three wholly-owned operating communities:

•Avalon West Long Branch, located in West Long Branch, NJ;
•Avalon Ossining, located in Ossining, NY; and
•Avalon East Norwalk, located in Norwalk, CT.

These communities contain 588 apartment homes and were sold for $235,000,000 and a weighted average Market Cap Rate of 3.9%, resulting in a gain in accordance with GAAP of $148,708,000 and an Economic Gain of $119,804,000.

During the three months ended March 31, 2022, the Company sold 15 of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $40,336,000. As of March 31, 2022, 138 of the 172 residential condominiums have been sold for aggregate gross proceeds of $392,166,000 and 87% of the 66,000 square feet of commercial space has been leased.

Structured Investment Program Activity

In April 2022, the Company entered into the first commitment under its Structured Investment Program, through which the Company will provide mezzanine loans or preferred equity investments to third party multifamily developers. The initial commitment is for a mezzanine loan of up to $52,575,000 to fund a multifamily development project in Denver, CO.

Liquidity and Capital Markets

In March 2022, the Company established an unsecured commercial paper note program which allows the Company to issue, from time to time, unsecured commercial paper notes with varying maturities of less than one year up to a maximum amount outstanding at any one time of $500,000,000, and is backstopped by the Company's unsecured credit facility. The Company did not have any amounts outstanding under its commercial paper program as of March 31, 2022.

At March 31, 2022, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $457,411,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2022 was 5.0 times and Unencumbered NOI (as defined in this release) was 95%.

During the three months ended March 31, 2022, the Company repaid $100,000,000 principal amount of its variable rate unsecured term loan indexed to LIBOR plus 0.90% entered into in February 2017 at maturity.
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

In April 2022, in connection with an underwritten offering of shares, the Company entered into forward contracts to sell 2,000,000 shares of common stock by the end of 2023 for approximate proceeds of $494,200,000 net of offering fees and discounts based on the initial forward price. The proceeds that the Company expects to receive on the date or dates of settlement, are subject to certain customary adjustments during the term of the forward contract for the Company's dividends and a daily interest charge.

Second Quarter and Full Year 2022 Financial Outlook

For its second quarter and full year 2022 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2022			Full Year 2022
	Low		High	Low		High
Projected EPS	$2.20	—	$2.32	$6.05	—	$6.45
Projected FFO per share	$2.23	—	$2.35	$9.37	—	$9.77
Projected Core FFO per share	$2.25	—	$2.37	$9.38	—	$9.78

(1) See Attachment 11, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year Financial Outlook
				Full Year 2022
				vs. Full Year 2021
				Low		High
Same Store:
Residential rental revenue change				8.25%	—	9.75%
Residential Opex change				4.0%	—	5.5%
Residential NOI change				10.0%	—	12.0%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter 2022 to its second quarter 2022 financial outlook:

Q1 2022 Results Compared to Q2 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Q1 2022 per share reported results	$1.87	$2.24	$2.26
Same Store Residential revenue	0.10	0.10	0.10
Same Store Residential Opex	(0.04)	(0.04)	(0.04)
Development and Other Stabilized Residential NOI	0.02	0.02	0.02
Commercial NOI	—	—	—
Capital markets and transaction activity	(0.02)	(0.02)	(0.01)
Overhead and other	(0.01)	(0.01)	(0.02)
Gain on sale of real estate and depreciation expense	0.34	—	—
Projected per share - Q2 2022 outlook (1)	$2.26	$2.29	$2.31

(1) Represents the mid-point of the Company's second quarter 2022 outlook.

The following table compares the Company’s April 2022 outlook for EPS, FFO per share and Core FFO per share for the full year 2022 to its February 2022 financial outlook:

April 2022 Full Year Outlook Compared to February 2022 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - February 2022 outlook (1)	$6.81	$9.53	$9.55
Same Store Residential NOI	0.11	0.11	0.11
Development and Other Stabilized Residential NOI	(0.01)	(0.01)	(0.01)
Commercial NOI	0.01	0.01	0.01
Capital markets and transaction activity (2)	(0.02)	(0.02)	(0.05)
Overhead and other	(0.05)	(0.05)	(0.03)
Gain on sale of real estate and depreciation expense	(0.60)	—	—
Projected per share - April 2022 outlook (1)	$6.25	$9.57	$9.58

(1) Represents the mid-point of the Company's outlook.
(2) Includes the impact of an expected reduction in acquisitions in 2022.

Second Quarter Conference Schedule

The Company is scheduled to participate in Nareit's REITweek Conference from June 7 - 9, 2022. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on April 28, 2022 at 1:00 PM ET to review and answer questions about this release, its first quarter 2022 results, the Attachments (described below) and related matters. To participate on the call, dial 888-254-3590 and use conference id: 2365980.

To hear a replay of the call, which will be available from April 28, 2022 at 6:00 PM ET to May 5, 2022 at 6:00 PM ET, dial 888-203-1112 and use conference id: 2365980. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on April 28, 2022.

About AvalonBay Communities, Inc.

As of March 31, 2022, the Company owned or held a direct or indirect ownership interest in 296 apartment communities containing 87,918 apartment homes in 12 states and the District of Columbia, of which 18 communities were under development and two communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook,” "may," "shall," "will," "pursue" and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, including the effect, among other factors, on the multifamily industry and the general economy of measures taken by businesses and the government, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent and federal efforts at economic stimulus; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our ability to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2022 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 11, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 11 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

Avalon Doral
Doral, FL

AVA RiNo
Denver, CO

eaves Santa Margarita
Santa Margarita, CA

# FIRST QUARTER 2022

## Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FIRST QUARTER 2022

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 6

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 7
Development Communities...........................................................................................................................................	Attachment 8
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 9
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 10

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 11

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 8, 9, and 11, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
March 31, 2022
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2022	2021	% Change
Revenue:
Rental and other income	$613,175	$550,258	11.4%
Management, development and other fees	752	877	(14.3)%
Total	613,927	551,135	11.4%
Operating expenses:
Direct property operating expenses, excluding property taxes	122,461	114,707	6.8%
Property taxes	70,738	69,410	1.9%
Total community operating expenses	193,199	184,117	4.9%

Property management and other indirect operating expenses	(28,851)	(25,343)	13.8%
Expensed transaction, development and other pursuit costs, net of recoveries	(987)	170	N/A
Interest expense, net (1)	(56,526)	(52,613)	7.4%
Gain on extinguishment of debt, net	—	122	(100.0)%
Depreciation expense	(201,786)	(183,297)	10.1%
General and administrative expense	(17,421)	(17,352)	0.4%
Income (loss) from investments in unconsolidated entities	317	(467)	N/A
Gain on sale of communities	148,800	53,727	177.0%
Gain on other real estate transactions, net	37	427	(91.3)%
Net for-sale condominium activity (2)	236	(913)	N/A
Income before income taxes	264,547	141,479	87.0%

Income tax (expense) benefit (3)	(2,471)	755	N/A
Net income	262,076	142,234	84.3%

Net income attributable to noncontrolling interests	(32)	(11)	190.9%
Net income attributable to common stockholders	$262,044	$142,223	84.2%

Net income attributable to common stockholders per common share - basic	$1.87	$1.02	83.3%
Net income attributable to common stockholders per common share - diluted	$1.87	$1.02	83.3%

FFO (3)	$313,908	$270,822	15.9%
Per common share - diluted	$2.24	$1.94	15.5%

Core FFO (3)	$316,923	$271,646	16.7%
Per common share - diluted	$2.26	$1.95	15.9%

Dividends declared - common	$222,754	$222,424	0.1%
Per common share	$1.59	$1.59	—%

Average shares and participating securities outstanding - basic	139,838,920	139,609,404	0.2%
Average shares outstanding - diluted	139,976,082	139,552,413	0.3%
Total outstanding common shares and operating partnership units	139,825,568	139,611,587	0.2%

(1)	Amounts for the three months ended March 31, 2022 and 2021 include gains on interest rate contracts of $729 and $2,654, respectively. For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(2)	Amounts include $766 and $1,044 of for-sale condominium marketing, operating and administrative costs and $1,002 and $131 of gains on for-sale condominiums for the three months ended March 31, 2022 and 2021, respectively. For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(3)	For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
March 31, 2022
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2022	2021

Real estate	$24,050,295	$23,799,947
Less accumulated depreciation	(6,389,336)	(6,208,610)

Net operating real estate	17,660,959	17,591,337
Construction in progress, including land	755,274	807,101
Land held for development	218,852	147,546
For-sale condominium inventory (1)	110,763	146,535
Real estate assets held for sale, net	—	17,065

Total real estate, net	18,745,848	18,709,584

Cash and cash equivalents	343,457	420,251
Cash in escrow	113,954	123,537
Resident security deposits	34,512	33,757
Investments in unconsolidated real estate entities	219,075	216,390
Other assets (2)	412,781	398,497

Total assets	$19,869,627	$19,902,016

Unsecured notes, net	$7,250,902	$7,349,394
Unsecured credit facility and commercial paper	—	—
Notes payable, net	754,131	754,153
Resident security deposits	61,227	59,787
Other liabilities	822,739	802,221
Total liabilities	8,888,999	8,965,555

Redeemable noncontrolling interests	3,336	3,368
Equity	10,977,292	10,933,093

Total liabilities and equity	$19,869,627	$19,902,016

(1)	Consists of the aggregate carrying value of the unsold for-sale residential condominiums of The Park Loggia.
(2)	Includes Residential and Commercial rent receivables, net of reserves, of $19,734,000 and $18,594,000 at March 31, 2022 and December 31, 2021, respectively.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
March 31, 2022
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended March 31, 2022	Quarter Ended December 31, 2021
Residential Rental Revenue (2)
Same Store	70,956	$540,389	$529,795
Other Stabilized (3)	6,421	41,632	37,950
Development/Redevelopment (4)	7,148	17,176	14,546
Commercial Rental Revenue (2)	N/A	10,031	9,396
Total Rental Revenue	84,525	$609,228	$591,687

Residential Operating Expense
Same Store		$169,614	$162,516
Other Stabilized (3)		15,178	13,160
Development/Redevelopment		5,176	5,216
Commercial Operating Expense		1,711	1,351
Total Operating Expense		$191,679	$182,243

Residential NOI (5)
Same Store		$371,119	$367,620
Other Stabilized (3)		26,845	25,081
Development/Redevelopment		12,007	9,338
Commercial NOI (5)		8,320	8,045
Total NOI		$418,291	$410,084

Same Store Average Rental Rates		$2,635	$2,588

Same Store Economic Occupancy		96.4%	96.2%

Same Store Turnover (6)
Current year period / Prior year period		35.2% / 44.1%	37.5% / 47.8%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE (5)
	Q1 2022	April 2022 (7)
New England	12.9%	14.1%
Metro NY/NJ	15.0%	15.6%
Mid-Atlantic	10.5%	11.4%
Southeast FL	25.4%	23.4%
Denver, CO	11.2%	13.7%
Pacific NW	16.7%	20.0%
N. California	12.2%	14.2%
S. California	10.8%	10.4%
Total	12.8%	13.7%

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2022 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 8 - Development Communities.
(5)	See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period.
(7)	Rent change percentage for activity in April 2022 through April 26, 2022.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
March 31, 2022
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q1 22	Q1 21	% Change	Q1 22	Q1 21	% Change	Q1 22	Q1 21	% Change

New England	9,774	$2,873	$2,674	7.4%	97.0%	95.3%	1.7%	$81,748	$74,913	9.1%	12.3%

Metro NY/NJ
New York City, NY	3,788	3,454	3,216	7.4%	97.1%	96.2%	0.9%	38,108	35,176	8.3%	15.0%
New York - Suburban	3,819	3,347	3,089	8.4%	96.1%	95.5%	0.6%	36,864	33,806	9.0%	8.9%
New Jersey	4,651	2,882	2,699	6.8%	97.1%	96.0%	1.1%	39,032	36,181	7.9%	9.5%
Metro NY/NJ	12,258	3,204	2,981	7.5%	96.8%	95.9%	0.9%	114,004	105,163	8.4%	11.1%

Mid-Atlantic
Washington Metro	11,369	2,236	2,153	3.9%	95.5%	94.8%	0.7%	72,800	69,573	4.6%	6.1%
Baltimore, MD	1,562	1,893	1,758	7.7%	96.8%	97.1%	(0.3)%	8,590	7,997	7.4%	7.0%
Mid-Atlantic	12,931	2,194	2,104	4.3%	95.6%	95.0%	0.6%	81,390	77,570	4.9%	6.2%

Southeast FL	1,214	2,570	2,073	24.0%	96.8%	95.5%	1.3%	9,056	7,227	25.3%	24.8%

Denver, CO	1,086	2,030	1,815	11.8%	95.5%	95.6%	(0.1)%	6,314	5,652	11.7%	10.2%

Pacific Northwest	4,807	2,395	2,162	10.8%	95.5%	94.4%	1.1%	32,981	29,484	11.9%	13.3%

Northern California
San Jose, CA	4,717	2,687	2,645	1.6%	96.4%	95.9%	0.5%	36,663	35,902	2.1%	6.1%
Oakland-East Bay, CA	4,136	2,490	2,425	2.7%	96.2%	96.0%	0.2%	29,736	28,896	2.9%	1.6%
San Francisco, CA	3,267	3,123	2,922	6.9%	95.3%	95.3%	0.0%	29,182	27,297	6.9%	8.6%
Northern California	12,120	2,737	2,643	3.6%	96.0%	95.8%	0.2%	95,581	92,095	3.8%	5.4%

Southern California
Los Angeles, CA	11,628	2,465	2,209	11.6%	96.4%	96.0%	0.4%	82,857	73,993	12.0%	11.1%
Orange County, CA	3,371	2,437	2,140	13.9%	96.7%	96.3%	0.4%	23,832	20,856	14.3%	13.2%
San Diego, CA	1,767	2,464	2,173	13.4%	96.7%	96.5%	0.2%	12,626	11,116	13.6%	12.3%
Southern California	16,766	2,459	2,192	12.2%	96.5%	96.1%	0.4%	119,315	105,965	12.6%	11.6%

Total Same Store	70,956	$2,635	$2,447	7.7%	96.4%	95.6%	0.8%	$540,389	$498,069	8.5%	9.9%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021 such that a comparison of Q1 2021 to Q1 2022 is meaningful.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 11, table 10, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
March 31, 2022
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q1 22	Q4 21	% Change	Q1 22	Q4 21	% Change	Q1 22	Q4 21	% Change

New England	9,774	$2,873	$2,820	1.9%	97.0%	96.8%	0.2%	$81,748	$80,071	2.1%	1.3%

Metro NY/NJ
New York City, NY	3,788	3,454	3,323	3.9%	97.1%	96.9%	0.2%	38,108	36,602	4.1%	2.2%
New York - Suburban	3,819	3,347	3,341	0.2%	96.1%	96.2%	(0.1)%	36,864	36,820	0.1%	0.1%
New Jersey	4,651	2,882	2,833	1.7%	97.1%	97.6%	(0.5)%	39,032	38,567	1.2%	1.3%
Metro NY/NJ	12,258	3,204	3,143	1.9%	96.8%	96.9%	(0.1)%	114,004	111,989	1.8%	1.2%

Mid-Atlantic
Washington Metro	11,369	2,236	2,207	1.3%	95.5%	95.3%	0.2%	72,800	71,727	1.5%	1.2%
Baltimore, MD	1,562	1,893	1,873	1.1%	96.8%	97.4%	(0.6)%	8,590	8,546	0.5%	0.3%
Mid-Atlantic	12,931	2,194	2,166	1.3%	95.6%	95.5%	0.1%	81,390	80,273	1.4%	1.1%

Southeast FL	1,214	2,570	2,428	5.8%	96.8%	97.2%	(0.4)%	9,056	8,589	5.4%	5.0%

Denver, CO	1,086	2,030	1,997	1.7%	95.5%	94.8%	0.7%	6,314	6,166	2.4%	3.2%

Pacific Northwest	4,807	2,395	2,312	3.6%	95.5%	94.4%	1.1%	32,981	31,488	4.7%	4.0%

Northern California
San Jose, CA	4,717	2,687	2,617	2.7%	96.4%	96.5%	(0.1)%	36,663	35,750	2.6%	2.6%
Oakland-East Bay, CA	4,136	2,490	2,473	0.7%	96.2%	95.9%	0.3%	29,736	29,453	1.0%	1.4%
San Francisco, CA	3,267	3,123	2,998	4.2%	95.3%	95.5%	(0.2)%	29,182	28,062	4.0%	4.7%
Northern California	12,120	2,737	2,671	2.5%	96.0%	96.0%	0.0%	95,581	93,265	2.5%	2.8%

Southern California
Los Angeles, CA	11,628	2,465	2,463	0.1%	96.4%	95.9%	0.5%	82,857	82,386	0.6%	0.3%
Orange County, CA	3,371	2,437	2,387	2.1%	96.7%	96.3%	0.4%	23,832	23,240	2.5%	2.5%
San Diego, CA	1,767	2,464	2,413	2.1%	96.7%	96.4%	0.3%	12,626	12,328	2.4%	2.4%
Southern California	16,766	2,459	2,443	0.7%	96.5%	96.0%	0.5%	119,315	117,954	1.2%	1.0%

Total Same Store	70,956	$2,635	$2,588	1.8%	96.4%	96.2%	0.2%	$540,389	$529,795	2.0%	1.7%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 11, table 10, for additional detail and a reconciliation.

Attachment 6
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
March 31, 2022
(Dollars in thousands)
(unaudited)

	Q1 2022	Q1 2021	% Change	Q1 2022 % of Total Opex

Property taxes (2)	$61,687	$60,024	2.8%	36.3%
Payroll (3)	36,866	37,013	(0.4)%	21.7%
Repairs & maintenance (4)	27,419	25,956	5.6%	16.2%
Utilities (5)	18,762	15,921	17.8%	11.1%
Office operations (6)	14,281	12,729	12.2%	8.4%
Insurance	7,246	6,892	5.1%	4.3%
Marketing	3,353	3,430	(2.2)%	2.0%
Total Same Store Residential Operating Expenses	$169,614	$161,965	4.7%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the three months ended March 31, 2022 over the prior year period primarily due to (i) the expiration of certain property tax incentive programs in New York City and (ii) increased assessments across the portfolio.

(3)	Payroll costs decreased for the three months ended March 31, 2022 from the prior year period primarily due to a reduction in on-site personnel, partially offset by increased maintenance overtime.

(4)	Repairs and maintenance increased for the three months ended March 31, 2022 over the prior year period primarily due to a decrease in rebates as compared to the prior year period, increased uninsured losses in the current year period as well as a decrease in damage receipts as a result of the decrease in turnover, partially offset by a decrease in turnover costs in Q1 2022 as compared to the prior year period.

(5)	Utilities represents aggregate utility costs, net of resident reimbursements. The increase for the three months ended March 31, 2022 over the prior year period is primarily due to increased costs for water and sewer, net of resident reimbursements, gas and electricity consumption and rates, a refund for water and sewer in the prior year period not present in the current year period, trash removal as well as costs associated with the Company’s implementation of a bulk internet offering at its communities.

(6)	Office operations includes administrative costs, legal and eviction costs, land lease expense and association and license fees. The increase for the three months ended March 31, 2022 over the prior year period is primarily due to bad debt expense associated with amounts due from residents for utility reimbursements, damage receipts and other related items.

Attachment 7
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
March 31, 2022
(Dollars in thousands except per home data)
(unaudited)

		Q1 2022 Maintenance Expensed Per Home			Categorization of Q1 2022 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	Q1 2022 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	70,956	$24	$632	$656	$12,815	(6)	$4,882	$24,522	$42,219	$69	$346
Other Stabilized	6,421	8	542	550	97,813	(7)	29	86	97,928	$5	$13
Development/Redevelopment (8)	7,148	4	176	180	211,822		—	—	211,822	—	—
Dispositions (9)	—	—	—	—	(146,515)		—	—	(146,515)	—	—
Total	84,525	$21	$587	$608	$175,935		$4,911	$24,608	$205,454	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Expenditures are capitalized for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)	This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $3 and $539, respectively, related to commercial space.
(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(9)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q1 2022	$7,100	$12,088
Q4 2021	$7,664	$11,447
Q3 2021	$7,862	$10,983
Q2 2021	$8,362	$12,317

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of March 31, 2022
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of April 13, 2022			Q1 '22

	Communities Under Construction:
1.	Avalon Harrison (1)	Harrison, NY	143	$88	Q4 2018	Q3 2021	Q1 2023	Q3 2023	$3,905	58%	57%	55%	44%
2.	Avalon Brea Place	Brea, CA	653	293	Q2 2019	Q1 2021	Q3 2022	Q1 2023	3,035	78%	67%	61%	51%
3.	AVA RiNo	Denver, CO	246	87	Q4 2019	Q4 2021	Q2 2022	Q4 2022	2,475	93%	57%	48%	28%
4.	Avalon Harbor Isle	Island Park, NY	172	91	Q4 2020	Q2 2022	Q3 2022	Q1 2023	4,400	—	18%	—	—
5.	Avalon Somerville Station	Somerville, NJ	375	117	Q4 2020	Q2 2022	Q3 2023	Q1 2024	2,465	—	5%	—	—
6.	Avalon North Andover	North Andover, MA	170	56	Q2 2021	Q4 2022	Q1 2023	Q3 2023	2,430	—	—	—	—
7.	Avalon Brighton	Boston, MA	180	89	Q2 2021	Q1 2023	Q2 2023	Q4 2023	3,315	—	—	—	—
8.	Avalon Merrick Park	Miami, FL	254	101	Q2 2021	Q1 2023	Q2 2023	Q4 2023	2,835	—	—	—	—
9.	Avalon Amityville I	Amityville, NY	338	129	Q2 2021	Q3 2023	Q2 2024	Q1 2025	3,110	—	—	—	—
10.	Avalon Bothell Commons I	Bothell, WA	472	203	Q2 2021	Q2 2023	Q1 2024	Q3 2024	2,650	—	—	—	—
11.	Avalon Westminster Promenade	Westminster, CO	312	107	Q3 2021	Q3 2023	Q4 2023	Q2 2024	2,130	—	—	—	—
12.	Avalon West Dublin	Dublin, CA	499	270	Q3 2021	Q4 2023	Q1 2025	Q2 2025	3,245	—	—	—	—
13.	Avalon Princeton Circle	Princeton, NJ	221	84	Q4 2021	Q1 2023	Q4 2023	Q1 2024	3,565	—	—	—	—
14.	Avalon Montville	Montville, NJ	350	127	Q4 2021	Q3 2023	Q3 2024	Q4 2024	2,895	—	—	—	—
15.	Avalon Redmond Campus (2)	Redmond, WA	214	80	Q4 2021	Q3 2023	Q1 2024	Q2 2024	2,795	—	—	—	—
16.	Avalon Governor's Park	Denver, CO	304	135	Q1 2022	Q2 2024	Q3 2024	Q1 2025	2,690	—	—	—	—
	Total / Weighted Average Under Construction		4,903	$2,057					$2,930

	Communities Completed this Quarter:
1.	Avalon Foundry Row	Owings Mills, MD	437	$98	Q2 2019	Q1 2021	Q1 2022	Q3 2022	$2,040	100%	91%	88%	82%
2.	Avalon Woburn	Woburn, MA	350	120	Q4 2019	Q3 2021	Q1 2022	Q3 2022	2,825	100%	87%	79%	61%
	Communities Completed Subtotal/Weighted Average		787	$218					$2,390

	Total/Weighted Average Under Construction and Completed this quarter		5,690	$2,275					$2,855

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.9%

Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$2,413
	Total Capital Cost, disbursed to date			(1,279)
	Total Capital Cost, remaining to invest			$1,134

(1)	Avalon Harrison contains 27,000 square feet of commercial space.

(2)	Avalon Redmond Campus is a densification of the Company's existing eaves Redmond Campus operating community, where 48 existing older apartment homes were demolished and will be replaced by a new Avalon branded 214 apartment home community. As a densification, this community is excluded from the weighted average projected NOI as a % of Total Capital Cost.

(3)	Includes the communities presented and one additional community with 400 apartment homes representing $138 million in Total Capital Costs which completed construction but did not achieve Stabilized Operations as of March 31, 2022. Q1 2022 total NOI for these communities was $7.3 million.

Attachment 9
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
March 31, 2022
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)	Debt
		AVB	Apartment	Q1	Principal	Interest
Venture	Communities	Ownership	Homes	2022	Amount (1)	Rate (3)

NYTA MF Investors LLC	5	20.0%	1,301	$9,293	$395,594	3.88%
Archstone Multifamily Partners AC LP	3	28.6%	671	2,959	116,396	3.65%
MVP I, LLC	1	25.0%	313	1,926	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	631	20,219	3.40%
Total Unconsolidated Real Estate Investments	10		2,590	$14,809	$635,209	3.72%

Development Communities
			Projected						%	%	%	%
				Total Capital					Complete	Leased	Occupied	Economic
		AVB	Apartment	Cost		Initial		Avg Rent	As of			Occ.
Venture	Location	Ownership	Homes	(millions) (1)	Start	Occupancy	Complete	Per Home	April 13, 2022			Q1 '22

Avalon Alderwood MF, LLC	Lynnwood, WA	50.0%	328	$110	Q4 2019	Q4 2021	Q3 2022	$2,530	73%	49%	39%	21%
Arts District Joint Venture (4)	Los Angeles, CA	25.0%	475	276	Q3 2020	Q1 2023	Q4 2023	3,360	—	—	—	—
			803	$386				$3,020

(1)NOI, debt principal amount and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of March 31, 2022.
(4)This development is expected to include 56,000 square feet of commercial space. The Company has funded its full equity commitment. The venture has secured a variable rate construction loan with a maximum borrowing of $167,147 to fund the remaining development costs representing approximately 60% of Total Capital Cost, of which $27,333 has been drawn at March 31, 2022.

Attachment 10
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
March 31, 2022
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2022	$7,901	$—	$7,901
Fixed rate	$306,118	3.7%	2023	8,999	600,000	608,999
Variable rate	463,950	2.1%	2024	9,837	450,000	459,837
Subtotal, secured notes	770,068	2.8%	2025	10,478	825,000	835,478
			2026	11,420	775,000	786,420
Unsecured notes			2027	249,865	400,000	649,865
Fixed rate	7,150,000	3.2%	2028	18,512	850,000	868,512
Variable rate	150,000	1.2%	2029	75,712	450,000	525,712
Subtotal, unsecured notes	7,300,000	3.3%	2030	10,014	700,000	710,014
			2031	10,669	600,000	610,669
Variable rate facility (3)	—	—%	Thereafter	356,661	1,650,000	2,006,661
Commercial paper (3)	—	—%		$770,068	$7,300,000	$8,070,068
Total Debt	$8,070,068	3.1%

SELECT DEBT METRICS

Q1 2022 Net Debt-to-Core EBITDAre (4)	5.0x	Q1 2022 Interest Coverage (4)	6.6x	Q1 2022 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	8.6

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	March 31, 2022	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	30.2%	<	65%
Combined EBITDA to Combined Debt Service	5.60x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	28.0%	<	65%
Secured Indebtedness to Capitalization Value (5)	3.4%	<	40%

Unsecured Senior Notes Covenants (6)	March 31, 2022	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.9%	<	65%
Secured Indebtedness to Total Assets (7)	3.0%	<	40%
Unencumbered Assets to Unsecured Indebtedness	326.4%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.21x	>	1.50x

(1)
Rates are as of March 31, 2022 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) unsecured credit facility, (ii) commercial paper program and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)
Represents amounts outstanding at March 31, 2022 under the Company's (i) $1.75 billion unsecured credit facility and (ii) $500 million unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of the unsecured credit facility.

(4)	See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of March 31, 2022, capitalized at a rate of 6% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 11

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
March 31, 2022
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

AVB Residential Benchmark represents the average monthly revenue collections as a percentage of amounts billed for the referenced day of the month for the period from April 2019 to March 2020.

Average Rent per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2021 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Attachment 11

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q1
2022
Net income	$262,076
Interest expense and loss on extinguishment of debt	57,233
Income tax expense	2,471
Depreciation expense	201,786
EBITDA	$523,566

Gain on sale of communities	(148,800)
Unconsolidated entity EBITDAre adjustments (1)	2,957
EBITDAre	$377,723

Unconsolidated entity gains, net	(255)
Advocacy contributions	150
Gain on interest rate contract	(729)
Executive transition compensation costs	402
Severance related costs	41
Development pursuit write-offs and expensed transaction costs, net of recoveries	159
Gain on for-sale condominiums	(1,002)
For-sale condominium marketing, operating and administrative costs	766
Gain on other real estate transactions, net	(37)
Legal settlements	130
Core EBITDAre	$377,348

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Attachment 11

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the three months ended March 31, 2022 is as follows (dollars in thousands):

TABLE 2
Q1 2022
GAAP Gain	$148,708

Accumulated Depreciation and Other	(28,904)

Economic Gain	$119,804

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 11

TABLE 3
	Q1	Q1
	2022	2021
Net income attributable to common stockholders	$262,044	$142,223
Depreciation - real estate assets, including joint venture adjustments	200,652	182,314
Distributions to noncontrolling interests	12	12
Gain on sale of previously depreciated real estate	(148,800)	(53,727)
FFO attributable to common stockholders	313,908	270,822

Adjusting items:
Unconsolidated entity (gains) losses, net	(255)	101
Gain on extinguishment of consolidated debt	—	(122)
Gain on interest rate contract	(729)	(2,654)
Advocacy contributions	150	—
Executive transition compensation costs	402	1,781
Severance related costs	41	—
Development pursuit write-offs and expensed transaction costs, net of recoveries	159	(225)
Gain on for-sale condominiums (1)	(1,002)	(131)
For-sale condominium marketing, operating and administrative costs (1)	766	1,044
For-sale condominium imputed carry cost (2)	919	2,152
Gain on other real estate transactions, net	(37)	(427)
Legal settlements	130	60
Income tax expense (benefit) (3)	2,471	(755)
Core FFO attributable to common stockholders	$316,923	$271,646

Average shares outstanding - diluted	139,976,082	139,552,413

Earnings per share - diluted	$1.87	$1.02
FFO per common share - diluted	$2.24	$1.94
Core FFO per common share - diluted	$2.26	$1.95

(1) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net gain of $236 and a net expense of $913 for Q1 2022 and Q1 2021, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.
(2) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(3) Q1 2022 income tax expense is the recognition of taxes primarily associated with The Park Loggia.

Attachment 11

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2022 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre (1)	$377,348

Interest expense (2)	$57,233

Interest Coverage	6.6 times

(1) For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of gain on interest rate contract.

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 11

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's variable rate unsecured credit facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2022 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$8,070,068
Cash and cash in escrow	(457,411)
Net debt	$7,612,657

Core EBITDAre (2)	$377,348

Core EBITDAre, annualized	$1,509,392

Net Debt-to-Core EBITDAre	5.0 times

(1) Balance at March 31, 2022 excludes $9,617 of debt discount and $39,481 of deferred financing costs as reflected in unsecured notes, net, and $13,251 of debt discount and $2,686 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, income from investments in unconsolidated entities, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss, gain on sale of communities, gain on other real estate transactions, net, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 11

TABLE 6
	Q1	Q1	Q4
	2022	2021	2021
Net income	$262,076	$142,234	$335,298
Property management and other indirect operating expenses, net of corporate income	28,113	24,470	24,555
Expensed transaction, development and other pursuit costs, net of recoveries	987	(170)	1,331
Interest expense, net	56,526	52,613	55,711
(Gain) loss on extinguishment of debt, net	—	(122)	19
General and administrative expense	17,421	17,352	16,481
(Income) loss from investments in unconsolidated entities	(317)	467	(5,626)
Depreciation expense	201,786	183,297	197,036
Income tax expense (benefit)	2,471	(755)	4,299
Casualty and impairment loss	—	—	2
Gain on sale of communities	(148,800)	(53,727)	(213,881)
Gain on other real estate transactions, net	(37)	(427)	(95)
Net for-sale condominium activity	(236)	913	(425)
NOI from real estate assets sold or held for sale	(1,699)	(11,247)	(4,621)
NOI	418,291	354,898	410,084

Commercial NOI	(8,320)	(5,311)	(8,045)
Residential NOI	$409,971	$349,587	$402,039

Residential NOI
Same Store:
New England	$52,478	$47,456	$52,498
Metro NY/NJ	78,275	71,800	78,091
Mid-Atlantic	55,501	52,721	55,104
Southeast FL	5,965	4,178	5,904
Denver, CO	4,727	4,019	4,486
Pacific NW	23,122	19,560	21,598
N. California	67,807	65,047	67,052
S. California	83,244	71,654	82,887
Total Same Store	371,119	336,435	367,620
Other Stabilized	26,845	9,810	25,081
Development/Redevelopment	12,007	3,342	9,338
Residential NOI	$409,971	$349,587	$402,039

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q1	Q1	Q4
	2022	2021	2021

Revenue from real estate assets sold or held for sale	$3,219	$19,034	$8,168
Operating expenses from real estate assets sold or held for sale	(1,520)	(7,787)	(3,547)
NOI from real estate assets sold or held for sale	$1,699	$11,247	$4,621

Attachment 11

Commercial NOI is composed of the following components (in thousands):

TABLE 8
	Q1	Q1	Q4
	2022	2021	2021

Commercial Revenue	$10,031	$6,754	$9,396
Commercial Operating Expenses	(1,711)	(1,443)	(1,351)
Commercial NOI	$8,320	$5,311	$8,045

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2022, or which were acquired subsequent to January 1, 2021. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter and full year 2022 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q2 2022	$2.20	$2.32
Depreciation (real estate related)	1.41	1.41
Gain on sale of communities	(1.38)	(1.38)
Projected FFO per share (diluted) - Q2 2022	2.23	2.35
Non-core transaction activity	0.01	0.01
Income tax expense	0.01	0.01
Projected Core FFO per share (diluted) - Q2 2022	$2.25	$2.37

Projected EPS (diluted) - Full Year 2022	$6.05	$6.45
Depreciation (real estate related)	5.69	5.69
Gain on sale of communities	(2.37)	(2.37)
Projected FFO per share (diluted) - Full Year 2022	9.37	9.77

Adjustments related to residential for-sale condominiums at The Park Loggia (1)	(0.01)	(0.01)
Non-core transaction activity	(0.03)	(0.03)
Development pursuit write-offs and expensed transaction costs, net of recoveries	0.01	0.01
Executive transition compensation costs	0.01	0.01
Income tax expense	0.03	0.03
Projected Core FFO per share (diluted) - Full Year 2022	$9.38	$9.78

(1) The Park Loggia adjustments relate to the following for the for-sale condominiums: operating expenses incurred, GAAP gain after taxes and cost of sales, and imputed carry costs on unsold homes.

Attachment 11

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes two communities containing 1,058 apartment homes that are currently under active redevelopment as of March 31, 2022.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q1	Q1	Q4
	2022	2021	2021
Residential rental revenue (GAAP basis)	$540,389	$498,069	$529,795
Residential concessions amortized	8,306	15,068	11,929
Residential concessions granted	(2,373)	(16,130)	(4,478)

Residential Rental Revenue with Concessions on a Cash Basis	$546,322	$497,007	$537,246

		Q1 2022	Q1 2022
		vs. Q1 2021	vs. Q4 2021
% change -- GAAP revenue		8.5%	2.0%

% change -- cash revenue		9.9%	1.7%

Attachment 11

Same Store is composed of consolidated communities in the markets where the Company has a significant presence and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2022 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2021, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Same Store Collections are the collection rates based on individual resident and commercial tenant activity as reflected in the Company’s property management systems, and are presented to provide information about collections trends during the COVID-19 pandemic. Prior to the COVID-19 pandemic, the collections information provided was not routinely produced for internal use by senior management or publicly disclosed by the Company, and is a result of analysis that is not subject to internal controls over financial reporting. This information is not prepared in accordance with GAAP, does not reflect GAAP revenue or cash flow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the three months ended March 31, 2022. Additionally, this information should not be interpreted as predicting the Company’s financial performance, results of operations or liquidity for any period.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2022 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2022 is as follows (dollars in thousands):

Attachment 11

TABLE 11
Q1 2022
NOI
Residential NOI:
Same Store	$371,119
Other Stabilized	26,845
Development/Redevelopment	12,007
Total Residential NOI	409,971
Commercial NOI	8,320
NOI from real estate assets sold or held for sale	1,699
Total NOI generated by real estate assets	419,990
Less NOI on encumbered assets	(21,171)
NOI on unencumbered assets	$398,819

Unencumbered NOI	95%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.